Exhibit 99.1


  S.Y. Bancorp Announces Record Fourth Quarter Results, as Net Income Increases 12% to $5,524,000 or $0.39 Per Diluted Share; 2005 Marks Company's Eighteenth
                       Consecutive Year of Higher Earnings


     LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 20, 2006--S.Y. Bancorp, Inc. (NASDAQ:SYBT), the parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported record results for the fourth quarter ended December 31, 2005, which capped the Company's eighteenth consecutive year of record earnings. Highlights of the report on the quarter included solid growth in net interest income, resulting from strong net interest margin and ongoing loan growth, as well as a continuation of positive credit quality metrics, which again made it unnecessary to record a provision for loan losses in the fourth quarter. Also, the Company posted higher non-interest income for the quarter, reflecting a strong performance in its investment management and trust operations together with higher income from brokerage and mortgage lending.

     A summary of results for the fourth quarter and year-to-date period follows:




Quarter ended December 31,          2005           2004        Change
-----------------------          -----------    -----------    ------
Net income                       $ 5,524,000    $ 4,914,000     12.4%
Net income per share, diluted    $      0.39    $      0.35     11.4%
Return on average equity              17.50%         16.87%
Return on average assets               1.67%          1.64%

Year ended December 31,             2005           2004        Change
-----------------------          -----------    -----------    ------
Net income                       $21,644,000    $18,912,000     14.5%
Net income per share, diluted    $      1.53    $      1.33     15.0%
Return on average equity              17.80%         17.28%
Return on average assets               1.70%          1.65%



     "We are pleased and proud to announce these record results for 2005, which extend the Company's enviable record for consistent financial performance," said Chairman David P. Heintzman. "With solid contributions from all areas of the Company, earnings growth for the year accelerated at a rate more than twice that of 2004 and surpassed our expectations for 2005. This momentum again translated into strong returns on average equity and assets - both higher than in 2004 - and marked the ninth straight year in which returns on average equity and assets exceeded 15% and 1.5%, respectively. The Company's stronger operating and financial performance in 2005 enabled us to continue our practice of distributing more earnings to our stockholders by way of a 21% increase in dividend payments during the year."
     Heintzman noted that the Company continued to maintain excellent credit quality in 2005, as non-performing loans relative to total loans remained low throughout the year and averaged 0.44% of total loans in 2005 - the lowest year-end mark since 2000. Likewise, net charge-offs continued to trend favorably during 2005, averaging 0.07% of average loans during the year - one-half the level seen in 2004 and the lowest amount in more than five years. With these solid credit metrics, and based on the Company's current evaluation of credit quality and risk, the Company again determined that no provision for loan losses was necessary in the fourth quarter, as was the case in the second and third quarters of the year. Consequently, the Company's total provision for loan losses in 2005 was $225,000 versus $2,090,000 in 2004.
     While the Company recognizes that credit risk remains an inherent part of its business and can have a significant impact on profitability, management remains confident that the Bank has properly identified and provided for potential risk in its loan portfolio as of December 31, 2005. Moreover, the allowance for potential loan losses remains strong from a historical perspective and relative to the level of non-performing loans now in the portfolio. However, investors should understand that, while no provisions for loan losses were recorded in the last three quarters of 2005, the Company expects to record future provisions as indicated by available credit metrics and based on management's judgment as to the underlying quality and strength of its loan portfolio.
     Concluding, Heintzman stated, "We are gratified to see that our work over the past year to reorganize and streamline some of our lending areas and implement new sales programs has produced concrete and measurable success for the Company and its stockholders. Our focus on customer relationships and customer service, together with the strong market position and visibility we enjoy, should continue to benefit both our core bank businesses and other areas, including trust, brokerage and mortgage. These are all key elements in a diversified revenue stream and, thus, are essential drivers for solid and consistent financial results. I am proud of the progress we made in those areas and the momentum we carry forward into the coming year. Our strategies for 2006 are set to build on this progress and should help lead us to another year of outstanding results."
     Net interest income, the Company's largest source of revenue, increased 16% in the fourth quarter and 11% for the year versus comparable 2004 periods. These increases were driven primarily by improved net interest margins combined with growth in loans - the Company's most significant earning asset. Net interest margin for the fourth quarter increased slightly to 4.36%, as the Company was able to hold down deposit costs even as market interest rates rose, and reflected an improvement of 1 basis point from the third quarter of 2005 and a 22-basis-point increase from the same quarter last year. Net interest margin for the year, at 4.25%, was up five basis points from the prior year, primarily because the upturn in the last two quarters of 2005 more than offset lower comparable margins in the first two quarters of the year. The Company believes it remains well positioned for a rising interest rate environment with approximately half of the Company's loan portfolio being at variable rates. However, depending on expected asset repricing and such factors as competitive rate pressures, unforeseen changes in funding mix, and the possibility that the Federal Reserve may begin to refrain from further rate increases in 2006, the Company believes that margin contraction will occur in the coming year, perhaps as early as the first quarter.

     Non-interest income increased 12% for the fourth quarter and 10% for the year, primarily due to increases in investment management and trust income. Investment management and trust income was up 14% for the quarter and 15% for the year compared with the same periods in 2004. Assets under management, at approximately $1.43 billion, rose 6% compared with the level one year ago. In addition to asset-based fees, investment management and trust income also is affected by fees from employee benefit services and estate administration. During 2005, the trust company continued to add new and profitable relationships, with its success driven in part by strong investment management results. Also contributing to the growth of non-interest income were increases in revenue from bankcard transactions, brokerage revenue, and gains on sales of mortgage loans, which helped offset service charges on deposit accounts that were flat in the fourth quarter and down 5% for the year.
     Non-interest expense increased 23% for the quarter and 14% for the year compared with the same 2004 periods. These increases reflected higher salaries and employee benefit costs - the largest component of non-interest expenses - due to the addition of staff in new and existing locations, along with annual compensation increases. Additionally, the year-over-year comparisons were affected by a resumption of customary bonus payments for executive officers and senior management in 2005, driven by the above-target performance of the Company. No such bonuses were paid in 2004 since the Company did not meet minimum threshold targets for performance-based compensation. Also contributing to the overall increase in non-interest expense, other non-interest expense was up 46% for the fourth quarter and 18% for the year compared with 2004. The most significant item in non-interest expense was a $500,000 donation in 2005 to the S.Y. Bancorp Charitable Foundation for continuing support of non-profit and community-oriented organizations in the Company's markets.
     In anticipation of the 2006 implementation of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," which requires the expensing of stock options, the Company elected to accelerate the vesting of all outstanding unvested stock options issued to officers prior to December 2005. The accelerated options represented approximately 23% of the total of all outstanding S.Y. Bancorp options, all of which had exercise prices equal to the market value of common stock at the time of grant. By accelerating the vesting of these options effective as of December 31, 2005, the Company estimates that it will reduce non-cash compensation expense in future periods by approximately $1 million. The acceleration also resulted in $32 thousand of additional compensation expense in 2005.
     Income tax expense increased 14% for the quarter and 12% for the year compared with 2004. The effective tax rate for the fourth quarter of 2005 was 31.5% compared with 31.2% in 2004. The effective tax rate for 2005 was 31.3% compared with 31.8% in 2004.
     Total assets for the fourth quarter increased 10% to $1.33 billion from $1.21 billion at the end of 2004. The Company's loan portfolio increased 7% over the year-earlier level, primarily due to steady loan growth throughout the year. Deposits increased 9% from December 31, 2004, as the Company witnessed solid growth in non-interest-bearing accounts, time deposits and money market accounts over the last year.

     S.Y. Bancorp, Inc., which trades on the NASDAQ under the symbol SYBT, was incorporated in 1988 as a bank holding company in Louisville, Kentucky. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904 and has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary. The Company's Trust Preferred securities are listed on the Amex under the symbol SYI PR.
     This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.



                             S.Y. BANCORP
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                           Fourth Quarter Ended        Year Ended
                                December 31,           December 31,
                             -----------------      -----------------
                               2005      2004         2005      2004
                             -------   -------      -------   -------
Net interest income          $13,107   $11,302      $49,235   $44,221
Provision for loan losses       --         600          225     2,090
                             -------   -------      -------   -------
Net interest income after
  provision for loan losses   13,107    10,702       49,010    42,131
Non-interest income            6,938     6,201       27,122    24,676
Non-interest expense          11,978     9,761       44,612    39,093
                             -------   -------      -------   -------
Net income before income
  taxes                        8,067     7,142       31,520    27,714
Provision for income taxes     2,543     2,228        9,876     8,802
                             -------   -------      -------   -------
Net income                   $ 5,524   $ 4,914      $21,644   $18,912
                             =======   =======      =======   =======
Net income per share
    Basic                    $  0.40   $  0.35      $  1.56   $  1.37
    Fully diluted            $  0.39   $  0.35      $  1.53   $  1.33
Weighted average shares
  outstanding:
    Basic                     13,824    13,907       13,888    13,797
    Fully diluted             14,055    14,217       14,116    14,169

                                               Dec. 31,     Dec. 31,
                                                 2005         2004
                                              ----------   ----------
Total assets                                  $1,330,438   $1,212,015
Total loans                                    1,053,871      984,841
Non-interest bearing deposits                    180,628      159,342
Interest-bearing deposits                        850,729      790,741
Stockholders' equity                             125,797      116,647
Book value per share                                9.11         8.36



     Unaudited supplemental financial information for the fourth quarter and year ended December 31, 2005 and 2004, may be obtained by following this link: http://www.irinfo.com/sybt/4q05fsr.pdf.


     CONTACT: S.Y. Bancorp Inc., Louisville
              Nancy B. Davis, 502-625-9176